Exhibit 10.2A

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into and made effective as of December 19, 2018, (the “Effective Date”) by and between Luxna Biotech Co., Ltd. (“Luxna”), a Japanese corporation having its principal place of business at 3-21-1 Onoharanishi, Mino-City, Osaka 562-0032 Japan, and Aligos Therapeutics, Inc. (“Aligos”), a Delaware corporation having its principal offices at 1 Corporate Drive, 2nd Floor, South San Francisco, California 94080.

W I T N E S S E T H

WHEREAS, Luxna has an exclusive license from Osaka University for certain rights pertaining to modifications of xeno-nucleic acid (“XNA”) and other gapmer technologies covered by the Licensed Patents, as of the Effective Date;

WHEREAS, Aligos wishes to obtain an exclusive worldwide sublicense under the Licensed Patents from Luxna, in order to research, develop and commercialize Licensed Products (defined below) within the Field; and

WHEREAS, Luxna is willing to grant such a license to Aligos, in consideration of Aligos’s satisfaction of its obligations hereunder, and for other good and valuable consideration as set forth herein below.

NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants set forth below, the parties hereto agree as follows:

1.	DEFINITION OF TERMS

1.1	“Active Ingredient” shall mean any therapeutically or prophylactically active ingredient or product.

1.2

“Affiliate” shall mean any legal entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with a party. With respect to an entity, the terms “ownership” and “control” shall mean (a) possession, or the right to possession, of at least fifty percent (50%) of the equity; (b) the power to direct the management and policies; (c) the power to appoint or remove a majority of the board of directors; or (d) the right to receive fifty percent (50%) or more of the profits or earnings. The term “entity” includes without limitation any corporation or other organization.

1.3	“Calendar Year” shall mean January 1 through December 31.

1.4

“Combination Product” shall mean either a single pharmaceutical formulation containing as its Active Ingredients both a Licensed Compound and one or more other Active Ingredients, or a combination therapy comprised of a Licensed Product and one or more therapeutically or prophylactically active products priced and sold as a therapeutic regimen containing such multiple products. All references to Licensed Product in this Agreement shall be deemed to include Combination Product.

1.5	“Commercially Reasonable Efforts” shall mean [****]

1.6

“Confidential Information” shall mean any information exchanged between Luxna and Aligos, either directly or indirectly, orally or in writing or other tangible medium, regarding the Licensed Rights or this Agreement and/or the performance of either party hereunder, including without limitation (a) intellectual property, such as, but not limited to, patents, patent applications, copyrights, copyright applications, and trade secrets and/or (b) confidential information, including without limitation (i) information regarding physical or chemical or biological materials (such as, but not limited to, reagents, gene sequences, nucleic acids, cell lines, media, antibodies, compounds, c-DNAs, antisense oligonucleotides, proteins and vectors) and techniques for their handling and use; (ii) information regarding ideas, technology and processes (such as, but not limited to, assays, techniques, sketches, schematics, drawings, works of authorship, models, designs, inventions, know-how, technical documentation, equipment, algorithms, software programs, software source documents, formulae); (iii) information concerning or resulting from research and development projects and other projects (such as, but not limited to, preclinical and clinical data, design details and specifications, engineering information, and works in process); (iv) business and financial information (such as, but not limited to, current, future, and proposed products and services, financial information and models, information relating to procurement requirements, purchasing, manufacturing, customer lists, product plans, product ideas, business strategies, marketing or business plans, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, and information regarding third parties, suppliers, customers, employees, investors or facilities); (v) any information created using the foregoing Confidential Information; and (vi) any other information which is designated by either party as “Confidential,” “Proprietary” or some similar designation, other than that which:

(a)	is already in the recipient party’s possession at the time of disclosure as evidenced by the recipient party’s contemporaneous written records;

(b)	is or later becomes part of the public domain through no fault of the recipient party;

(c)	is received from a third party having no obligations of confidentiality to the disclosing party; or

(d)	is independently developed by the recipient party without the use of or reliance upon Confidential Information as evidenced by the recipient party’s contemporaneous written records.

1.7

“Control” shall mean, with respect to any item of intellectual property, the ability of a party to grant access to, or a license or sublicense of, such item without violating the terms of any agreement or other arrangement with any third party.

1.8	“Field” shall mean all therapeutic and prophylactic uses for any molecule.

1.9

“Final Regulatory Approval” shall mean obtaining the last required approval, license, registration, permit, notification or authorization (or waiver) of any regulatory authority that is necessary for the commercialization of a product in a country or jurisdiction, including any required pricing or reimbursement approval required in such country or jurisdiction.

1.10	[****]

1.11	[****]

1.12	[****]

1.13	“Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice during the Term of this Agreement.

1.14	“Licensed Compound” shall mean an oligonucleotide incorporating at least one modification claimed by the Licensed Patents.

1.15	“Licensed Know-how” shall mean the know-how Controlled by Luxna, which is necessary for making the Licensed Compounds.

1.16

“Licensed Patents” shall mean the Patent Cooperation Treaty (“PCT”) patent applications listed in Appendix A and all worldwide patent applications making a proper claim of priority to the foregoing, including divisionals, continuations, continuations-in-part, and all patents issuing therefrom and extensions of same, including reissues and re-examinations.

1.17

“Licensed Product” shall mean any product in the Field containing a Licensed Compound, wherein the making, use, sale, offer to sell, or import of which in the relevant country or countries infringes or would infringe one or more Valid Claims, but for the Licensed Rights granted herein.

1.18	“Licensed Rights” shall mean collectively the Licensed Patents and Licensed Know-how.

1.19

“Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Licensed Product sold by Aligos or its Affiliates or Sublicensees to the first third party after deducting, if not previously deducted, from the amount invoiced or received:

(a)	customary trade, cash, and quantity discounts actually allowed and taken other than early payment cash discounts;

(b)	credits actually given for: rejected or returned products, rebates granted to customers including managed health care or governmental organizations, chargebacks;

(c)	retroactive price reductions that are actually allowed or granted;

(d)	deductions actually incurred for: Health Care Reform fees and similar deductions to gross invoice price of Licensed Product imposed by regulatory authorities or other governmental entities;

(e)	sales commissions paid to third party distributors and/or selling agents;

(f)	an amount to cover bad debt actually incurred, early payment cash discounts, transportation and insurance and custom duties, if actually paid; and

(g)	the standard inventory cost of devices or delivery systems used for dispensing or administering Licensed Product.

With respect to sales of Combination Products, Net Sales shall be calculated by multiplying the total Net Sales of such Combination Product by the fraction A/A+B where A is the actual sale price of the Licensed Product in the same dosage amount in the applicable country if sold separately and B is the sum of the actual sale prices of all other Active Ingredients in the Combination Product in the applicable country if sold separately during the applicable quarter. If A or B cannot be determined because values for the Licensed Product or Active Ingredient(s) sold alone are not available in an applicable country then Aligos and Luxna shall agree upon an appropriate allocation for the fair market value of the Licensed Product and other Active Ingredients in the Combination Product to determine Net Sales for such Combination Product. In the event the parties are unable to agree on an appropriate allocation for such fair market value, the issue may be resolved through arbitration pursuant to Section 9.2 hereof.

1.20	“Osaka-Luxna Agreement” shall mean [****].

1.21	“Sublicensee” shall mean any non-affiliated third party to whom Aligos has granted a Sublicense.

1.22

“Sublicense” shall mean an agreement, subject to Section 2.2 hereunder, in which Aligos (i) grants or otherwise transfers to a Sublicensee any of the rights to Licensed Patents granted by Luxna to Aligos hereunder, or (ii) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of same.

1.23	“Term” shall mean the term of this Agreement as set forth in Section 7.1 hereunder.

1.24	“Territory” shall mean the entire world.

1.25	“Third Party Agreements” shall mean the following agreements between Osaka University and third parties predating this Agreement:

(a)	License from Osaka University to Company A under the Licensed Patent A to use AmNA for specific indications including NASH;

(b)	License from Osaka University to Company B under the Licensed Patents to manufacture reagents containing the modifications of AmNA claimed by the Licensed Patent A; and

(c)	Option from Osaka University to Company C under the Licensed Patent B to use GuNA to target DUX4, miR-150, and PDK4 genes.

1.26

“Valid Claim” shall mean a claim of any issued, unexpired Licensed Patent that has not been withdrawn, cancelled, or disclaimed, and has not been held unenforceable or invalid by a court of competent jurisdiction in the relevant country in an unappealable or unappealed decision, or has not been held unpatentable in any post-issuance administrative proceeding, for which no appeal has been sought, e.g., inter-parties review (IPR), post-grant review (PGR) reexamination, deriviation, interference and opposition.

2.	GRANT

2.1	Exclusive License

2.1.1.    HBV Rights: Luxna hereby grants to Aligos the exclusive license in the Territory during the Term, including the right to Sublicense pursuant to Section 2.2 below, to research, develop, make, have made, and commercialize Licensed Products containing Licensed Compounds to target the Hepatitis B Virus (“HBV”) genome.

2.1.2.    HCC Rights

(i)    Luxna hereby grants to Aligos the exclusive license in the Territory during the Term, including the right to Sublicense pursuant to Section 2.2 below, to research, develop, make, have made and commercialize Licensed Products containing Licensed Compounds to target up to three (3) genes that are reasonably known to be genetic contributors of Hepatocellular Carcinoma (“HCC Gene Targets”), which gene targets Aligos shall identify to Luxna in writing at any time prior to the expiration of three (3) years from the Effective Date hereof (“HCC Exclusive Period”). During the HCC Exclusive Period, Luxna shall not grant to any third party any rights under the Licensed Patents to research or develop any compounds/products targeting any HCC Gene Target. At any time during the HCC Exclusive Period, Aligos may exchange any HCC Gene Target that Aligos selected for license under this Section 2.1.2 for another HCC Gene Target upon written notice to Luxna.

(ii)    Following the HCC Exclusive Period: (a) Luxna shall be free to grant licenses to third parties under the Licensed Patents to research, develop and commercialize any compounds/products targeting any HCC Gene Target to the extent such HCC Gene Target has not at that time been selected upon written notice to Luxna by Aligos for its license under this Section 2.1.2; and (b) for a period of five (5) years from the expiration of the HCC Exclusive Period, Aligos may exchange any HCC Gene Target that Aligos selected for license under this Section 2.1.2 for another HCC Gene Target, by giving written notice to Luxna, to the extent that Luxna has not licensed such HCC Gene Target to a third party at that time.

2.1.3.    NASH Rights: Luxna hereby grants to Aligos the exclusive license in the Territory during the Term, including the right to Sublicense pursuant to Section 2.2 below, to research, develop, make, have made and commercialize Licensed Products containing Licensed Compounds (but specifically excluding compounds utilizing AmNA, claimed by the Licensed Patent A) to target up to three (3) genes that are reasonably known to be genetic contributors of Nonalcoholic Steatohepatitis (“NASH Gene Target”), which gene targets Aligos shall identify to Luxna in writing at any time within eight (8) years from the Effective Date hereof (“NASH Non-Exclusive Period”), to the extent that Luxna has not licensed such NASH Gene Target to a third party at that time. At any time during the NASH Non-Exclusive Period, Aligos may exchange any NASH Gene Target that Aligos selected for license under this Section 2.1.3 for another NASH Gene Target, by giving written notice to Luxna, to the extent that Luxna has not licensed such NASH Gene Target to a third party at that time. For purposes of clarity, at any time including during the NASH Non-Exclusive Period, Luxna shall be free to grant licenses to third parties under the Licensed Patents to research, develop and commercialize any compounds/products targeting any NASH Gene Target to the extent such NASH Gene Target has not at that time already been selected upon written notice to Luxna by Aligos for its license under this Section 2.1.3.

2.2	Right to Sublicense

Aligos shall have the right to grant Sublicenses with respect to the rights granted under the foregoing Section 2.1, provided that (a) Aligos shall notify Luxna of each such Sublicense in advance of any such grant thereof; (b) the execution of any such Sublicense shall not in any way diminish, reduce or eliminate any of Aligos’s obligations under this Agreement, and Aligos shall remain primarily liable for such obligations and any breach of any provision of this Agreement or any Sublicense by any Affiliate or Sublicensee of Aligos; (c) Aligos shall not have the right to grant Sublicenses for the discovery of Licensed Compounds; and (d) Aligos shall require each Sublicensee to abide by those obligations of this Agreement relevant to such Sublicensee.

2.3	Affiliate Rights

The rights licensed to Aligos under the foregoing Sections 2.1 and 2.2 shall be extended to Affiliates designated in advance in writing by Aligos, provided that each such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement. Aligos agrees to be fully responsible for the performance of such Affiliates hereunder, including acts and omissions of same.

2.4	Right of First Refusal

Aligos shall have the right of first refusal for any additional XNA and/or gapmer modifications that are not claimed by the Licensed Patents and that Luxna Controls through Osaka University licenses to Luxna or otherwise (“Additional Modifications”), which Aligos may exercise within [****] after written disclosure thereof by Luxna to Aligos. In the event Aligos desires to exercise such right of first refusal, it shall provide written notice to Luxna and the parties will promptly use good faith, diligent efforts to negotiate the additional commercially reasonable financial terms (if any) for such Additional Modifications for [****] after Aligos’ written notice of the right of first refusal (“First Refusal Period”) and (if agreed) amend this Agreement to include any patent rights covering such Additional Modifications as part of the “Licensed

Patents” hereunder. For the avoidance of doubt, if the parties do not enter into a license agreement with respect to the said Additional Modifications during the First Refusal Period, Luxna shall be free to grant licenses for the same to third parties, provided that Luxna may not license to a third party such Additional Modification in respect of the target genes exclusively licensed to Aligos under Section 2.1 above.

2.5	Transfer of Licensed Know-how

Upon the Effective Date or within [****] thereafter, Luxna shall transfer or transmit all Licensed Know-how then in Luxna’s possession to Aligos. The parties shall hold periodic meetings to transfer any new Licensed Know-how and for Aligos to update Luxna regarding annual progress.

2.6	Excluded Rights

The parties agree that: (i) the rights separately granted by Osaka University to third parties under the Third Party Agreements are not included in the scope of this Agreement; and (ii) nothing in this Agreement shall be deemed to prevent Osaka University from using any of the Licensed Rights for its non-commercial research purposes relating to the modifications of XNA.

3.	FINANCIAL CONSIDERATIONS

3.1	Upfront Fee

Aligos shall pay to Luxna a one-time non-refundable fee of Six Hundred Thousand Dollars (US $600,000) (“Upfront Fee”) within [****] of Aligos’ receipt of invoice from Luxna following the Effective Date.

3.2	Performance Milestone Payments

Aligos shall pay to Luxna the following non-refundable performance milestone amounts within [****] of the first achievement of each milestone listed below, whether triggered by actions of Aligos or an Affiliate or a Sublicensee, on a Licensed Compound-by-Licensed Compound basis.

Milestone	Milestone Payment (One Time Payments on a Per Licensed Compound/Licensed Product Basis)
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

Milestone	Milestone Payment (One Time Payments on a Per Licensed Compound/Licensed Product Basis)
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

Aligos shall be obligated to make no more than one payment to Luxna for any one milestone, even if a milestone is achieved more than one time or in more than one jurisdiction.

3.3	Running Royalties

With respect to Licensed Products containing a Licensed Compound, Aligos shall pay [****] to Luxna non-refundable running royalties, calculated on a Licensed Product-by-Licensed Product basis, as follows:

Percentage of Net Sales	Cumulative Worldwide Annual Net Sales
[****]%	[****]
[****]%	[****]
[****]%	[****]
[****]%	[****]

Royalties on each Licensed Product shall continue until the expiration of the last-to-expire Valid Claim applicable to such Licensed Product anywhere in the Territory. No multiple running royalties shall be payable because the Licensed Product, or the manufacture or use thereof, are or shall be covered by more than one Licensed Patent, or by both Licensed Patents and Licensed Know-how. In the event that Aligos is required to pay any royalties or other payments to a third party to obtain a license for patent rights which Aligos would need to exercise its rights under this Agreement, Aligos may set off such royalties or other payments actually paid to such third party from royalty payments due to Luxna under this Section 3.3, such setoff not to exceed [****] ([****]%) of aggregate worldwide royalty payments otherwise due to Luxna.

3.4	Payments

Payments shall be paid in United States Dollars by wire transfer to a bank account designated by Luxna. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate stated in the Wall Street Journal, U.S. edition, on the last business day of the calendar quarterly reporting period to which such royalty payments relate, and Aligos shall bear all wire transfer and other financial transaction fees. Each party will reasonably assist the other party in claiming tax refunds, deductions, or credits at the other party’s request and will reasonably cooperate to minimize the withholding tax, if available, under any tax treaties applicable to any payment made under this Agreement.

4.	MATERIAL SUPPLY

Luxna shall non-exclusively provide the initial supply of certain monomers to Aligos only for use in the research, development and manufacture of oligonucleotides. Aligos shall never use such monomers for human therapeutics. Such supply shall be pursuant to a separate supply agreement (“Supply Agreement”) to be entered between the parties (the “Initial Supply”). Luxna shall also provide Aligos with a separate quality estimate (“Quality Estimate”) that shall describe the manufacturing and supply quality for the Initial Supply. The Supply Agreement and the Quality Estimate shall be negotiated in good faith between the parties and be executed as promptly as possible following the Effective Date. Upon Aligos’ request, Luxna shall provide a quote to Aligos for the Initial Supply. Luxna shall use Commercially Reasonable Efforts to meet Aligos’s reasonable requirements for the Initial Supply as may be agreed upon in the Supply Agreement.

5.	REPORTS AND RECORDS

5.1	Record Accounting

Aligos shall keep complete and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable by Aligos to Luxna hereunder. Such books of account shall be kept at Aligos’s principal place of business, and shall be maintained for at least [****] following the end of the reporting period to which they pertain. For the purpose of verifying Aligos’s royalty statements, Luxna shall have the right to conduct an on-site audit of Aligos’s business activities relating to this Agreement, either by Luxna’s internal auditing personnel, and/or an independent certified public accountant retained by Luxna and/or employed by Luxna, [****]. Such examinations shall be made with at least [****] written notice, shall take place during reasonable business hours, and shall not occur more than [****]. Should any of the foregoing examinations reveal an underpayment, and Aligos agrees with the assessment, then Aligos shall immediately pay to Luxna the underpaid amount and, if any audit discloses that Aligos owes royalties to Luxna in excess of [****] ([****]%) of those previously paid, [****]. If Aligos does not agree with the assessment, such dispute will be resolved according to the procedure set forth in Section 9.2 below.

5.2	Product Reports

Within [****] of the end of each calendar quarter following the date of the first commercial sale of a Licensed Product, Aligos shall deliver to Luxna reports of the business conducted by Aligos during the preceding [****] period under this Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall include the following, on a Licensed Product-by-Licensed Product basis:

(a)	The numbers of each Licensed Product sold by Aligos and each Affiliate and Sublicensee, broken down by territory;

(b)

Total receipts, and an accounting of other consideration provided in the definition of Net Sales, for each Licensed Product sold by Aligos and each Affiliate and Sublicensee in each relevant territory;

(c)	Details of each deduction applicable to the sale of each Licensed Product, as provided in the definition of Net Sales;

(d)	Total royalties due to Luxna, as well as a detailed accounting of how such royalties was calculated including the exchange rates, if any, used in determining the amount due;

(e)	Names and addresses of all Sublicensees of Aligos that have commercial sales of Licensed Products during such period;

(f)

Payments and other consideration received from each Sublicensee from the sale of Licensed Products during such period and an explanation of the contractual obligation satisfied by such consideration; and

(g)	Description and product codes, or other Aligos identifier, of each category of Licensed Product sold.

6.	OWNERSHIP OF INVENTIONS AND PATENT PROSECUTION

6.1	Ownership of Inventions

As between the parties, the ownership of any new Inventions arising from Aligos’s activities under this Agreement shall be in accordance with the patent laws of the United States, regardless of where the applicable activities occur.

6.2	Patent Prosecution

6.2.1.     With respect to Licensed Patents, Luxna shall have the responsibility for the preparation, filing, prosecution, issuance and maintenance of the Licensed Patents, including choice of patent counsel, provided, however, that Luxna shall consider Aligos’s comments and suggestions in connection therewith, including with respect to the selection of counsel. However, Luxna shall keep Aligos informed of patent prosecution, will consider Aligos’s comments and suggestions prior to taking material actions for the same, and will consider prosecution actions reasonably recommended by Aligos which would maintain or expand the scope of rights sought, or would more effectively cover products being developed by Aligos. Aligos shall cooperate with Luxna to ensure that each Licensed Patent reflects and will reflect, to the extent practicable and to the best of Aligos’s knowledge, all items of commercial interest to Aligos.

6.2.2.    Luxna shall give notice to Aligos of any desire on Luxna’s part to not prepare, file, prosecute, issue or maintain any of the Licensed Patents on a country-by-country basis and, in such cases, shall permit Aligos, in its commercially reasonable discretion, to take such actions itself, [****]. In such event, Luxna shall execute in a timely manner and [****] any and all documents as may be reasonably necessary to allow Aligos to take all such actions. [****]

6.2.3.    All information exchanged between counsel, the parties, Affiliates and Sublicensees regarding the Licensed Patents shall be deemed Confidential Information of the respective party that provided such Confidential Information. In addition, the parties acknowledge and agree that, with regard to such activities, the interests of the parties as licensor and exclusive licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents, including without limitation, privilege under the common interest doctrine and similar or related doctrines.

6.3	Infringement of Licensed Patents

6.3.1.    If either party believes that a Licensed Patent is being or has been infringed by a third party, such party shall notify the other of such belief, and as part of such notice shall provide copies of documentary evidence of the alleged infringement.

6.3.2.    Where the infringement is in the Field, Aligos shall have the first option to bring an infringement action against the alleged infringer [****]. If Aligos exercises its option, which shall be made in writing within [****] after the Parties’ receipt of said notice of infringement, Luxna will cooperate as reasonably requested by Aligos, [****]. Aligos shall be entitled to retain all damages or costs recovered in such action, [****]. Luxna shall cooperate with Aligos in such effort including being joined as a party to such action if necessary. Upon Aligos’ reasonable request, Luxna shall request Osaka University to be joined as a party or otherwise cooperate in the prosecution of such action.

6.3.3.    In the event that Aligos does not exercise its option to bring or pursue an infringement action against an alleged infringer, Luxna shall have the right (but not the obligation) to do so [****], and to retain all recovered damages. In such instances Aligos will cooperate as requested by Luxna, [****]. [****]. Aligos shall cooperate with Luxna in such effort including being joined as a party to such action if necessary.

6.3.4.    Should either Luxna or Aligos be a party to a suit under the provisions of this article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other party who may, at its discretion, continue prosecution of such suit [****].

6.3.5.    Neither party may enter a settlement, consent judgment, or other voluntary final disposition of such suits without the express written consent of the other party, which consent shall not be unreasonably withheld.

6.4	Patent Extensions

Aligos and Luxna agree that the Licensed Patents shall be extended by all means provided by law or regulation, including without limitation extensions provided under 35 U.S.C. §§154(b), 155A, and 156. Each party hereby agrees to provide the other party with all necessary assistance in securing such extensions, including without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same.

7.	DURATION AND TERMINATION

7.1	Contract Term

The Term of this Agreement shall commence on the Effective Date and shall continue until the expiration of the last to expire of the Licensed Patents, unless sooner terminated in accordance with the provisions herein.

7.2	Luxna Termination

7.2.1.    If Aligos fails to make a payment to Luxna of running royalties or any other payment in accordance with the terms of this Agreement, or upon Aligos’s other material breach or default of any material term of this Agreement, Luxna shall have the right to serve notice upon Aligos of Luxna’s intention to terminate the entirety of the rights, privileges and licenses granted hereunder. If Aligos does not pay all such overdue amounts to Luxna, or, otherwise cure a material breach to the reasonable satisfaction of Luxna within [****] following the receipt of such notice from Luxna, then Luxna may terminate this Agreement by written notice.

7.2.2.    If Aligos becomes bankrupt or insolvent, files a petition in bankruptcy, or is placed in the hands of a receiver, assignee, or trustee for the benefit of creditors, whether by the voluntary act of Aligos or otherwise, this Agreement shall automatically terminate, in as much as permitted under applicable and prevailing law, provided however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if Aligos consents to the involuntary bankruptcy or such proceeding is not dismissed within [****] after the filing thereof.

7.3	Aligos Termination

7.3.1.    Aligos shall have the right to terminate this Agreement without cause, in whole or with respect to any Licensed Patents, at any time by providing Luxna with [****] advance written notice. In the event that Aligos makes a final decision to cease researching, developing or commercializing Licensed Products, it agrees to terminate this Agreement pursuant to this Section 7.3.1.

7.3.2.    Aligos shall have the right to terminate this Agreement for cause, in whole or in part, upon a material breach by Luxna of its obligations under this Agreement, provided, however, that Luxna shall have [****] following the receipt of a notice of breach from Aligos to cure such material breach to the reasonable satisfaction of Aligos. In the event that Luxna fails to cure such a breach, the rights granted by Luxna to Aligos under this Agreement shall remain in full force and effect, subject to Aligos’s continued payment of all royalties and milestone amounts pursuant to Article 3; provided, however, the obligations of Aligos to make economic payments to Luxna pursuant to this Agreement shall be suspended so long as such material breach by Luxna remains uncured or, if cure is not possible, so long as a substantial and material economic or scientific impact of the breach continues. Notwithstanding the foregoing, in the event that the impact of a material breach by Luxna can be isolated to one or more particular countries within the Territory or to one or more Licensed Patents, then Aligos shall be entitled to suspend such economic payments only on a country-by-country basis for those countries or on a Licensed Patent-by-Licensed Patent basis for those Licensed Patents in which the rights granted by Luxna to Aligos under this Agreement are adversely and materially impacted.

7.4	Disputes Regarding Right to Terminate

If a party disputes the grounds for the other to terminate this Agreement, such party must provide written notice of the dispute to the other party during the [****] cure period and prior to the effective date of said termination. In such case, the dispute shall be resolved in accordance with the dispute resolution provisions provided in Section 9.2 below.

7.5	Continued Obligations

Upon termination of this Agreement in whole or in part for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. All Confidential Information of the other party shall be promptly returned or destroyed, at the disclosing party’s election. After the effective date of such termination of this Agreement, to the extent not made by Luxna for breach by Aligos, Aligos and its Affiliates and Sublicensees may, for a period of [****], sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Aligos complies with, and requires its Affiliates and Sublicensees to comply with, all of the terms of this Agreement.

7.6	Effect on Sublicenses

Upon termination of this Agreement by Luxna for cause, Aligos shall promptly notify its Sublicensees of such termination. Upon termination of this Agreement, Aligos shall no longer have the authority to grant further Sublicenses. If this Agreement terminates for any reason, any Sublicensee shall, from the effective date of such termination, automatically become a direct licensee of Luxna with respect to the rights originally sublicensed to it by Aligos, provided such Sublicensee did not cause the termination of the Agreement, Sublicensee agrees to comply with all the terms of this Agreement and Sublicensee assumes the responsibilities of Aligos hereunder, to the extent applicable to the sublicense originally granted to it.

7.7	Survivability

Except as otherwise expressly set forth herein, the provisions of the Financial Considerations (solely to the extent related to payment obligations arising prior to termination), Reports and Records, Confidentiality, Indemnification, Representations and Warranties, and Use of Names articles of this Agreement shall survive termination of this Agreement. In the event of a partial termination hereof (e.g., with respect to a Licensed Patent in a particular country), those same articles shall survive with respect to the terminated rights, and all of the provisions hereof shall continue in full force and effect with respect to the non-terminated rights.

7.8	Effects of Luxna’s Termination for Aligos Breach

If this Agreement is terminated by Luxna pursuant to Section 7.2 as a result of Aligos’s material, uncured breach, Aligos shall use its reasonable best efforts to return, or at Luxna’s direction, destroy, all data, writings and other documents and tangible materials supplied to Aligos by Luxna.

8.	CONFIDENTIALITY AND PUBLICATION

8.1	Confidential Information

8.1.1.    During the term of this Agreement and for a period of [****] thereafter, the parties agree that all Confidential Information shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any third parties unless agreed to in writing by the party providing the information; nor shall any such Confidential Information be used by the receiving party for any purpose other than those contemplated by this Agreement; except, however, the parties agree that nothing herein will be construed to prevent (i) the parties from providing information about this Agreement and amounts paid as part of other routinely prepared summary documents, and (ii) Luxna from reporting to Osaka University the amount of any payments received from Aligos hereunder, to the extent required.

8.1.2.    Each party shall endeavor in good faith to mark tangible Confidential Information that it discloses as “Confidential” and to confirm Confidential Information that it orally discloses as “Confidential” in writing.

8.1.3.    In the event that Confidential Information is required by law, regulation, or administrative or judicial order to be disclosed, the party required to make disclosure shall promptly notify the other to allow that party to assert whatever exclusions or exemptions may be available.

8.2	Osaka-Luxna Agreement

Upon the execution of this Agreement or shortly thereafter, Luxna shall provide to Aligos a copy of the Osaka-Luxna Agreement, with the financial terms redacted. Luxna will provide promptly to Aligos copies of any future amendments thereto. Aligos shall treat the terms of the Osaka-Luxna Agreement and any amendments thereto as Confidential Information, except, however, Aligos may disclose such terms to its Affiliates, Sublicensees, shareholders and potential investors, subject to such Affiliates, Sublicensees, shareholders and potential investors first agreeing in writing to treat the same as Confidential Information.

8.3	Publication

Luxna shall not publish or publicize any information related to Licensed Compounds or Licensed Products without Aligos’ prior written consent at its sole discretion.

9.	GOVERNING LAW AND DISPUTE RESOLUTION

9.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its or any other jurisdiction’s conflicts of laws provisions.

9.2	Dispute Resolution

9.2.1.     Claims, disputes or controversies between the parties shall be elevated for resolution to the Chief Executive Officer of Aligos and the Chief Executive Officer of Luxna for at least [****] good faith discussion prior to either party taking any legal action related to any such claims, dispute, or controversy. Any agreed decisions of the executives will be final and binding on the parties. All negotiations pursuant to this Section 9.2.1 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

9.2.2.     Any claims, disputes or controversies between the parties that cannot be resolved pursuant to the foregoing paragraph shall be exclusively and finally settled by binding arbitration under the then current ICC International Court of Arbitration (“ICC”) procedures applicable to the commercial arbitration. The place of arbitration shall be Tokyo, Japan, if Aligos initiates the dispute process hereunder, and San Francisco, California, if Luxna initiates the dispute process hereunder. The language of the arbitration shall be English. Such arbitration shall be conducted by a single neutral and impartial arbitrator agreed upon by the parties within [****] of receipt by respondent of a copy of the demand for arbitration. If the parties fail to timely agree, on the request of any party, such arbitrator shall be appointed by the ICC in accordance with its rules. The dispute shall be resolved by submission of documents unless the arbitrator determines (or the parties agree) that an oral hearing is necessary. The award shall be rendered, if practicable, within [****] of the appointment of the arbitrator. Any award rendered by the arbitrator shall be final and binding upon the parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. [****]. This Section shall not prohibit a party from seeking preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other party which would cause irreparable harm to the party seeking such relief. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect.

10.	INDEMNIFICATION

10.1	Aligos Indemnification

The parties acknowledge that Aligos, either itself or through the actions of its Affiliates and/or Sublicensees, shall be fully responsible for the quality, safety and operability of all Licensed Products, and shall have sole control over, and responsibility for, the development, design, testing, promotion, marketing, sales, and other activities directed to the commercialization of Licensed Products. Aligos agrees to indemnify, hold harmless and defend Luxna, its shareholders, representatives, directors, officers, employees, agents, and each of their respective successors and assigns (“Luxna Indemnitees”), except in the case of such party’s negligence, against any and all claims, demands, loss, liability, expense, damages, and actions (including investigative costs, court costs, and attorneys’ fees) Luxna Indemnitees may suffer, pay or incur as a results of claims, demands, or actions by third parties arising, in whole or in part, from the execution of this Agreement or from the exercise of any rights licensed hereunder or manufacture, testing, design, use Sale, or labeling of any Licensed Product by Aligos, its parents, assigns, successors, Affiliates, Sublicensees, customers, contractors, agents, or other transferees, including without limitation, against any damages, losses or liabilities whatsoever for death, injury to person or damage to property. Aligos agrees to provide attorneys reasonably acceptable to Luxna to defend against such a claim, and Luxna shall cooperate with Aligos in defense of such claim. Aligos acknowledges that the technology embodied in the rights licensed hereunder is experimental and agrees to take all reasonable precautions to prevent death, personal injury, illness and property damage. Aligos shall promptly notify Luxna of all claims involving the Luxna Indemnitees and shall advise Luxna of the amounts that might be needed to defend and pay any such claims. Luxna shall promptly notify Aligos of all claims brought to its attention relating to Aligos’s indemnity obligations under this Agreement. Aligos shall not settle any such claims, demands or actions under this Section, without the express, prior written consent of Luxna, which consent shall not be unreasonably withheld or delayed.

10.2	Luxna Indemnification

Luxna agrees to indemnify, hold harmless and defend Aligos, its shareholders, representatives, directors, officers, employees, agents, Affiliates, Sublicensees and each of their respective successors and assigns (“Aligos Indemnitees”), except in the case of such party’s negligence, against any and all claims, demands, loss, liability, expense, damages, and actions (including investigative costs, court costs, and attorneys’ fees) Aligos Indemnitees may suffer, pay or incur as a results of claims, demands, or actions by third parties arising, in whole or in part, from the execution of this Agreement or from the exercise of any rights licensed hereunder or supply of any materials by Luxna, including without limitation, against any damages, losses or liabilities whatsoever for death, injury to person or damage to property. Luxna agrees to provide attorneys reasonably acceptable to Aligos to defend against such a claim, and Aligos shall cooperate with Luxna in defense of such claim. Luxna acknowledges that the technology embodied in the rights licensed hereunder is experimental and agrees to take all reasonable precautions to prevent death, personal injury, illness and property damage. Luxna shall promptly notify Aligos of all claims involving the Aligos Indemnitees and shall advise Aligos of the amounts that might be needed to defend and pay any such claims. Aligos shall promptly notify Luxna of all claims brought to its attention relating to Luxna’s indemnity obligations under this Agreement. Luxna shall not settle any such claims, demands or actions under this Section, without the express, prior written consent of Aligos, which consent shall not be unreasonably withheld or delayed.

10.3	Limitation of Liability

Except in the case of such party’s fraud or willful misconduct or breach of Section 8.1, under no circumstances will either party be liable to the other party for lost profits or special, incidental, indirect, consequential or exemplary damages.

11.	REPRESENTATIONS AND WARRANTIES

11.1	No Encumbrances

Each party hereto acknowledges and agrees that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys concerning the subject matter of this Agreement. Each party further warrants and represents that, to the best of its knowledge, it has the full right and power to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence which are inconsistent with the provisions of this Agreement.

11.2	Aligos Warranty

Aligos warrants and represents that (a) it shall use its Commercially Reasonable Efforts to pursue the research, development and commercialization of Licensed Products throughout the term of this Agreement, and to comply in all material respects with all applicable laws and regulations, and (b) it has the necessary expertise and skill in relevant technical areas pertaining to the Licensed Patents and Licensed Products to make, and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents and Licensed Products.

11.3	Luxna Warranty

Luxna warrants and represents that(a) the Licensed Know-How consists of all of the data and other know-how owned or otherwise controlled by Luxna as of the Effective Date related to Licensed Compounds and Licensed Patents, and (b) it has the right and authority to grant to Aligos the rights as detailed herein with respect to the Licensed Patents and Licensed Know-How, free and clear of any claims or encumbrances.

11.4	Disclaimers

Nothing in this Agreement shall be construed as (i) a representation or warranty of operability or that development of a commercial products is possible; (ii) an obligation to bring or prosecute actions or suits against third parties for infringement; (iii) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof of Aligos or Luxna; (iv) conferring by implication, estoppel or otherwise any license or rights under any patents of Luxna other than the Licensed Patents; and (v) any other representations or warranties, either express or implied, unless specified in this Agreement. Except as expressly provided herein, the furnishing of Confidential Information shall not be interpreted to convey any grant of rights, titles, interests, options or licenses to the receiving party under any of the Licensed Rights.

12.	NOTICES

Any notice or other communication given under this Agreement shall be in writing and shall be deemed delivered when sent by certified first class mail or overnight courier, addressed to the parties as follows (or at such other addresses as the parties may notify each other in writing):

Aligos:	Luxna:
Aligos Therapeutics, Inc.	Luxna Biotech Co., Ltd.
1 Corporate Drive, 2nd Floor	3-21-1 Onoharanishi,
South San Francisco	Mino-shi,
CA 94080 USA	Osaka 562-0032 Japan
Attention: [****]	Attention: [****]

13.	ASSIGNMENT

Neither party may grant, transfer, or convey this Agreement (by assignment or otherwise) and/or the rights and obligations acquired by it hereunder, without prior written consent from the other party (such consent not to be unreasonably withheld or delayed), except in the case of a merger or sale of substantially all of a party’s issued and outstanding stock or all or substantially all of the assets of a party to which this Agreement relates, in which case such party shall provide the other party with written notice of such merger or assignment, but no prior written consent by the other party is required, provided further that the surviving entity or acquirer agrees in writing to be bound by and assume the obligations under this Agreement.

14.	USE OF NAMES

Neither party shall use the names of the other, or any adaptation thereof, or of their employees, officers, or agents, or any adaptation thereof, in any advertisement, promotional or sales literature without prior written consent obtained from such party in each case.

15.	MARKING

Aligos shall mark, and shall cause its Affliates and Sublicensees to mark, all Licensed Products made or sold in the United States in accordance with 35 U.S.C. §287(a), and all Licensed Products made or sold in other countries in accordance with the laws and regulations then applicable in each such country.

16.	SEVERABILITY

Should any provision of this Agreement be determined to be unenforceable or otherwise unlawful, then such provision shall be without effect, as if such provision had not been included herein, and the remaining terms of this Agreement shall survive. In such instance, the parties shall promptly meet to agree upon further terms which shall, within the confines of the law, most substantially satisfy the intention of the parties as reflected by the ineffective provision. If such agreement between the parties is not reached within [****] of the date such provision is determined to be unenforceable or otherwise unlawful, the parties agree to submit such matter to arbitration pursuant to Section 9.2 above.

17.	HEADERS

The article and paragraph headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

18.	BENEFIT AND WAIVER

This Agreement is binding upon and shall inure to the benefit of the parties hereto, their representatives, successors and permitted assigns. No failure or successive failures on the part of the parties, to enforce any provisions of this Agreement, and no waiver or successive waivers on either party’s part of any condition of this Agreement, shall operate as a discharge of such provision or condition, or render the same invalid, or impair the right of such party to enforce same in the event of any subsequent breach or breaches by the other party.

19.	ENTIRE AGREEMENT

This Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes any and all prior written and oral agreements, understandings, promises or offers, including without limitation any term sheet which preceded its drafting, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto and explicitly referencing this Agreement and specifying that it is the parties’ intent to modify the terms and/or conditions set forth herein. Both parties acknowledge and agree that they were represented by counsel in the negotiation and execution of this Agreement.

20.	FORCE MAJEURE

No party shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by acts of God or natural disaster, interference by civil or military authorities, government actions, and war or terrorism.

21.	COUNTERPARTS

This Agreement and any and all other documents or instruments referred to herein may be executed with counterpart signatures all of which taken together shall constitute an original. And translation of this Agreement into a language other than English is for convenience only and shall not govern or affect the interpretation of this Agreement. This Agreement may also be executed by signatures to facsimile or electronic transmittal documents.

IN WITNESS WHEREOF, the parties hereto have agreed and accepted the terms and conditions of, and have duly executed this Agreement to be made effective as of the Effective Date.

For LUXNA BIOTECH CO., LTD.

By	/s/ Hideaki Sato
Hideaki Sato
President & CEO
December 19, 2018
Osaka, Japan

For ALIGOS THERAPEUTICS, INC.

By	/s/ Lawrence Blatt, Ph.D.
Lawrence Blatt, Ph.D.
Chief Executive Officer
December 19, 2018
Osaka, Japan

SIGNATURE PAGE TO ALIGOS/LUXNA LICENSE AGREEMENT

APPENDIX A

Licensed Patents

[****]

Omitted pursuant to Regulation S-K, Item 601(a)(5)